Exhibit 99.1

CONTACT: Mary K. Talbot
(401) 245-8819

Slade's Ferry Bancorp to Webcast Annual Meeting

SOMERSET, Mass. (May 15, 2007) -- Slade's Ferry Bancorp., (the "Company"), (NASDAQ Capital Market: SFBC) parent company of Slade's Ferry Trust Company (the "Bank"), will offer a live webcast of the Company's annual meeting which will be held at the University of Massachusetts Advanced Technology Center, 151 Martine Street, Fall River, MA, on Wednesday, May 16th.

Shareholders, analysts and the public at large are invited to visit www.sladesbank.com, beginning at 10:00 a.m. EST, to hear the formal meeting and analysis of the Company's financial performance for fiscal year 2006.

A re-broadcast of the audio presentation will also be available on the Company's web site under "shareholder information" indefinitely after the meeting.

Slade's Ferry Bancorp was founded to serve community-banking needs with both personal and commercial products and services. With approximately $608 million in assets and nine retail branches in Southeastern Massachusetts, Slade's Ferry is a trusted community partner. Traded on the NASDAQ Capital Market as SFBC, Slade's Ferry Bancorp can also be found on the internet at www.sladesbank.com and in seven Massachusetts communities - Assonet, Fairhaven, Fall River, New Bedford, Seekonk, Somerset and Swansea.

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This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the strength of the company's capital and asset quality. Other such statements may be identified by words such as "believes," "will," "expects," "project," "may," "developments," "strategic," "launching," "opportunities," "anticipates," "estimates," "intends," "plans," "targets" and similar expressions. These statements are based upon the current beliefs and expectations of Slade's Ferry Bancorp's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectation expressed in our forward-looking statements: (1) enactment of adverse government regulations (2) competitive pressures among depository and other financial institutions may increase significantly and have an effect

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on pricing, spending, third-party relationships and revenues; (3) the strength of the United States economy in general and specifically the strength of the New England economics may be different than expected, resulting in, among other things, a deterioration in overall credit quality and borrowers' ability to service and repay loans, or a reduced demand for credit, including the resultant effect on the Bank's loan portfolio, levels of charge-offs and non-performing loans and allowance for loan losses; (4) changes in the interest rate environment may reduce interest margins and adversely impact net interest income and (5) changes in assumptions used in making such forward-looking statements. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Slade's Ferry Bancorp's actual results could differ materially from those discussed. All subsequent written and oral forward-looking statements attributable to Slade's Ferry Bancorp or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth above. Slade's Ferry Bancorp does not intend or undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made.

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